EXHIBIT 11

                        PIONEER FINANCIAL SERVICES, INC.
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                    (In thousands, except per share amounts)
                                   (Unaudited)

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
                                   Three Months Ended  Nine Months Ended
                                     September 30,       September 30,

                                    1995      1994       1995       1994

Net income                       $ 3,316    $ 3,321   $13,631    $12,223

Average shares outstanding         8,443      6,191     6,764      6,302

Common Stock equivalents from
  dilutive stock options,
  based on the treasury stock
  method using average market
  price                              422       195        314        250
        TOTAL-PRIMARY              8,865     6,386      7,078      6,552

Common Stock equivalents from
  dilutive stock options, based
  on the treasury stock method
  using closing market price          31         -        140          -

Additional shares assuming
  conversion of
  Preferred Stock                  1,358     1,416      1,358      1,416

Additional shares assuming
  conversion of
  Subordinated Debentures          2,395     4,892      4,047      4,892

        TOTAL-FULLY DILUTED        12 649   12,694     12,623     12,860

Net income per share-
    Primary*                     $   .32   $   .44    $  1.74   $   1.64

Net income per share-
    Fully Diluted**              $   .30   $   .32    $  1.25   $   1.12



     * Primary net income per share was calculated after deducting dividends on Preferred Stock of $451,000 for the three month period and $1,354,000 for the nine month period ended September 30, 1995, and $480,000 for the three month period and $1,476,000 for the nine month period ended September 30, 1994.

    ** Fully diluted net income per share was calculated after adding tax effected interest and amortization of offering costs on Subordinated Debentures of $441,000 for the three month period and $2,130,000 for the nine month period ending September 30, 1995, and $747,000 and $2,241,000 for the three and nine month periods ending September 30, 1994.


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